Exhibit 1.1
AMB PROPERTY, L.P.
SERIES B MEDIUM-TERM NOTES
TERMS AGREEMENT
November 14, 2005
AMB PROPERTY, L.P.
Pier 1, Bay 1
San Francisco, California 94556
Attention: General Counsel
     Re: Distribution Agreement dated May 7, 2002 (the “Distribution Agreement”)
We agree to purchase your Series B Medium-Term Notes having the following terms:

Notes: Fixed Rate Notes	Settlement Date and Time
(Original Issue Date): November 21, 2005

Interest Rate: 5.450%	Maturity Date: December 1, 2010

Principal Amount: $175,000,000	Trade Date: November 14, 2005

Specified Currency: United States Dollars	Agent’s Commission or Discount: 0.500% ($875,000)

Form: Book Entry

Exchange Rate Agent: Not Applicable	Net Proceeds to Issuer: 99.407% ($173,962,250)

Interest Payment Dates: June 1 and December 1, commencing June 1, 2006	Authorized Denomination: $1,000 or integral multiples thereof

Redemption: Not applicable; provided, however, that the Note may be prepaid at the option of the Operating Partnership prior to maturity as set forth below under “Other/Additional Provisions.”
  Redemption  Commencement Date:
Regular Record Dates: May 17 and November 16, commencing May 17, 2006 Repayment: Not applicable Optional Repayment Date(s):
Initial Redemption Percentage:	Repayment Price:
Annual Redemption Percentage Reduction:

Discount Note: Not applicable Issue Price:
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Other/Additional Terms:

Price to Public: 99.907%

Optional Prepayment by Operating Partnership: The notes will be subject to prepayment at the option of the Operating Partnership, at any time in whole or from time to time in part, upon not less than 30 and not more than 60 days’ notice mailed to each holder of notes to be prepaid at the holder’s address appearing in the note register, at a price equal to the greater of:
•	100% of the principal amount of the notes to be prepaid; and
•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the prepayment price) on the notes to be prepaid (exclusive of interest accrued to the date of prepayment) discounted to the date of prepayment on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 15 basis points; in each case, plus accrued and unpaid interest to the date of prepayment.
Notes called for prepayment will become due on the date fixed for prepayment. Notices of prepayment will be mailed by first-class mail at least 30 but not more than 60 days before the date fixed for prepayment to each noteholder at its registered address. The notice will state the principal amount to be prepaid. On and after the date fixed for prepayment, interest will cease to accrue on any prepaid notes. If less than all the notes are prepaid at any time, the trustee will select the notes to be prepaid on a pro rata basis or by any other method the trustee deems fair and appropriate.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.
“Comparable Treasury Price” means, with respect to any date fixed for the prepayment of notes, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 P.M. on the third business day preceding such date, as set forth on “Telerate Page 500” (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time, (i) the average of the Reference Treasury Dealer Quotations obtained by the trustee for such date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations, or (ii) if the trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the trustee.
“Independent Investment Banker” means either of Morgan Stanley & Co. Incorporated or Banc of America Securities LLC, or, if each such firm is unwilling or unable to select the applicable Comparable Treasury Issue, a leading independent investment banking institution appointed by the trustee and reasonably acceptable to the Operating Partnership.
“Reference Treasury Dealer” means Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, and two other primary U.S. government securities dealers in New York City selected by the Independent Investment Banker (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Operating Partnership will substitute another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date fixed for the prepayment of notes, an average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such date.
“Treasury Yield” means, with respect to any date fixed for the prepayment of notes, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding such date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such date.
The provisions of Sections 1, 2(b), 2(c), 3 through 6, and 9 through 13 of the Distribution Agreement and the related definitions are incorporated by reference herein and shall be deemed to have the same force and effect as if set forth in full herein, except for that (i) paragraph 1(f) of the Distribution Agreement, in which the Joint Ventures are the joint venture partnerships or limited liability companies that are consolidated in consolidated financial statements of the Guarantor or listed in the Guarantor’s or the Operating Partnership’s quarterly report on Form 10-Q for the quarter ended September 30, 2005, rather than those listed on Schedule III to the Distribution Agreement, and (ii) paragraph 1(q)(i) of the Distribution Agreement, which should now read “as of September 30, 2005, the Guarantor owned and operated (exclusive of properties that the Guarantor managed for third parties) 967 operating industrial buildings and two retail and other properties (the “Properties”).” Capitalized terms used in this Terms Agreement and not otherwise defined shall have the meaning ascribed to them in the Distribution Agreement.

This Terms Agreement may be terminated at any time by any party upon the giving of written notice of such termination to the other parties hereto, but without prejudice to any rights, obligations or liabilities of any party hereto accrued or incurred prior to such termination. Any termination of the Distribution Agreement under Section 8 of the Distribution Agreement shall not require termination of this Terms Agreement, and the termination of this Terms Agreement shall not require termination of the Distribution Agreement. This Agreement is also subject to termination on the terms incorporated by reference herein. If this Terms Agreement is terminated, the provisions of Sections 3(h), 6, 9, 10 and 13 of the Distribution Agreement shall survive for the purposes of this Terms Agreement.
On the Settlement Date, the following information, opinions, certificates, letters and documents referred to in Section 4 of the Distribution Agreement shall be delivered to Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, KeyBanc Capital Markets, A Division of McDonald Investments Inc., PNC Capital Markets, Inc. and Wells Fargo Securities, LLC (collectively, the “Principals”):
(i)	An opinion, dated as of the Settlement Date, of Latham & Watkins, outside counsel for the Operating Partnership and the Guarantor, with respect to the items set forth in Section 4(b)(i) of the Distribution Agreement.
(ii)	An opinion, dated as of the Settlement Date, of Tamra D. Browne, General Counsel to the Guarantor, with respect to the item set forth in Section 4(b)(ii) of the Distribution Agreement.
(iii)	An opinion, dated as of the Settlement Date, of Gibson, Dunn & Crutcher LLP, counsel for the Agents, in form and substance satisfactory to the Principals.
(iv)	A certificate, dated as of the Settlement Date, in form and substance reasonably satisfactory to the Principals of the same tenor as the certificate referred to in Section 4(c) of the Distribution Agreement.
(v)	A letter from PricewaterhouseCoopers LLP, independent public accountants, dated as of the date hereof, in form and substance satisfactory to the Principals of the same tenor as the letter referred to in Section 4(d) of the Distribution Agreement, together with a bring-down of such letter dated as of the Settlement Date.
(vi)	A certificate of the Secretary of the Guarantor and the Operating Partnership, in form and substance reasonably satisfactory to the Principals.
(vii)	Such other information, certificates and documents as the Principals may reasonably require.
[Remainder of the page left blank]

MORGAN STANLEY & CO., INCORPORATED BANC OF AMERICA SECURITIES LLC KEYBANC CAPITAL MARKETS, A DIVISION OF MCDONALD INVESTMENTS INC. PNC CAPITAL MARKETS, INC. WELLS FARGO SECURITIES, LLC

By: MORGAN STANLEY & CO. INCORPORATED

By:
Name:
Title:

Accepted: AMB PROPERTY, L.P. By AMB PROPERTY CORPORATION, its General Partner
By:
Name:
Title:

4